   As filed with the Securities and Exchange Commission on September 27, 1996

                                                      REGISTRATION NO. 333-03765
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                            --------------------

                             Amendment No. 1 to
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                            --------------------

                           SUMMIT TECHNOLOGY, INC.
           (Exact name of registrant as specified in its charter)


              MASSACHUSETTS                             04-287945
      (State or other jurisdiction                  (I.R.S. Employer
    of incorporation or organization)            Identification Number)


                              21 HICKORY DRIVE
                        WALTHAM, MASSACHUSETTS 02154
                               (617) 890-1234
        (Address, of principal executive offices, including zip code)


                               PETER E. LITMAN
                Executive Vice President and General Counsel
                           Summit Technology, Inc.
                              21 Hickory Drive
                        Waltham, Massachusetts 02154
                               (617) 890-1234
            (Name and address, including zip code, and telephone
             number, including area code, of agent for service)

                            --------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. [ ]

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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
                                 PROSPECTUS

                           SUMMIT TECHNOLOGY, INC.
                                COMMON STOCK
                              1,708,500 SHARES

                            --------------------

         All of the shares of Summit Technology, Inc. (the "Company") Common Stock, par value $.01 per share (the "Common Stock"), offered hereby are being sold by the holders of the Common Stock named herein under "Selling Stockholders" (the "Selling Stockholders"). The outstanding Common Stock of the Company is quoted on the Nasdaq National Market ("NNM") under the symbol "BEAM." On September 26, 1996, the last reported sale price of the Common Stock on the NNM was $6.00 per share.

         The Company will not receive any of the proceeds from the sale of the Common Stock. Any or all of such Common Stock covered by this Prospectus may be sold, from time to time, by means of ordinary brokerage transactions or otherwise. See "Plan of Distribution."

         PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 2.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            --------------------

         The Selling Stockholders named herein, or any pledgees, donees, transferees or other successors in interest, directly, through agents to be designated from time to time, or through dealers or underwriters also to be designated, may sell the Common Stock from time to time in one or more transactions in the over-the-counter market and in negotiated transactions, on terms to be determined at the time of sale. To the extent required, the specific Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in any accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution." By agreement, the Company will pay all the expenses of the registration of the Common Stock by the Selling Stockholders other than underwriting discounts and commissions and transfer taxes, if any. Such expenses to be borne by the Company are estimated at $47,000.

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed underwriting commissions or discounts under the 1933 Act.

                            --------------------

               The date of this Prospectus is September 27, 1996.





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                                  RISK FACTORS

         In addition to the information contained elsewhere in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the securities offered hereby.

         Absence of Profitability; Possible Future Losses. The Company has experienced losses in each year of operation since inception in 1986, except for a modest profit in 1991. For the year ended December 31, 1995, the Company incurred a net loss of $3.5 million, bringing its accumulated deficit to $33.5 million as of December 31, 1995. To implement its commercialization strategy, the Company is making significant expenditures including expenditures in connection with the marketing and operating of vision correction centers ("Vision Correction Centers"). A decrease in U.S. demand for the Company's laser systems, continued competition, expenses relating to the opening of Vision Correction Centers, initial operating losses experienced by such Centers, and operating losses experienced in the Company's equipment business all contributed to a significant loss for the second quarter of 1996. The Company believes quarterly revenues are likely to remain unpredictable, and there can be no assurances as to if, or when, the Company will achieve long-term profitability and growth.

         Competition. The vision correction industry is subject to intense competition. Laser Vision Correction ("LVC") competes with eyeglasses, contact lenses and radial keratotomy, as well as with other technologies and surgical techniques currently under development, such as corneal implants and surgery using different types of lasers. Certain of the Company's competitors may have greater financial resources than the Company, which may enable them to market their products or procedures to the consumer and to the ophthalmic community in a more effective manner. The success of any competitive alternatives to LVC would have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company is aware of a number of businesses that have been formed to provide U.S. consumers with treatment for nearsightedness using LVC, and others may be formed. These providers of LVC will compete with the Vision Correction Centers and may have greater financial resources than the Company and/or may be or become more experienced in profitably performing LVC. The Company's Vision Correction Centers also may compete with hospitals, clinics and private ophthalmologists to the extent such providers perform LVC within the same geographic areas as a Vision Correction Center. The success of these providers of LVC using the Company's or similar products in capturing the market for LVC could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company's excimer laser system ("Excimer System") currently competes with other manufacturers' excimer laser systems sold in the U.S. and abroad. On October 2, 1995 VISX, Incorporated ("VISX") announced that it had received FDA approval to commercially market its excimer laser system for phototherapeutic keratectomy ("PTK") and on March 27, 1996 VISX announced that its premarket approval application for its excimer laser system for LVC to treat nearsightedness was approved by the FDA. Neither the Company's Excimer System nor VISX's excimer system have been approved by the FDA for treating high myopia, astigmatism or hyperopia (and there can be no assurance that either will ever be approved for such.) Were one system to be approved by the FDA for any of such indications before the other, a competitive advantage would arise. On August 26, 1996, VISX announced that it had submitted a premarket approval supplement to the FDA requesting approval to treat 1.0D to 6.0D of myopia with .75D to 4.50D of myopic astigmatism. The Company's Excimer System, as currently being marketed in the U.S., will require hardware modification to permit treatment of astigmatism and hyperopia with the Company's emphasis(R) erodible mask, a single-use polymer disk developed by the Company to perform LVC. VISX has indicated that its System, as currently approved in the U.S., does not require a hardware modification to permit treatment of astigmatism. The version of the Excimer System currently sold by the Company internationally treats moderate and high myopia, astigmatism and hyperopia without the need for any hardware modifications. During the second quarter





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of 1996, VISX distributed excimer systems in the U.S. without the software
"locks" that would prevent their use for treating astigmatism and high myopia. The Company believes VISX has now ceased this practice. The perception that VISX's system does not require a hardware modification to treat astigmatism may give rise to a competitive advantage. Sales by VISX of their excimer laser systems during the second quarter of 1996 adversely affected the Company's revenues and contributed to the loss for that quarter. There can be no assurance that this trend will not continue. Additionally, competitors, both in the U.S. and abroad, may enter the equipment manufacturing business or acquire existing companies. Competing manufacturers of excimer laser systems may have greater financial resources than the Company, may be able to offer their products at a lower cost or may develop procedures that involve a lower per procedure cost. Competition from new entrants may be particularly prevalent in those countries where significant regulatory approvals are not required.

         The Company is aware that certain U.S. physicians are performing refractive procedures in the U.S. with used Excimer Systems purchased from overseas third parties at prices below those charged by the Company for new U.S. systems. These "grey market" systems do not conform to the specifications required by the FDA and have been classified by the FDA as "adulterated" in an FDA Import Alert dated February 23, 1996. The alert authorizes detention of such systems without inspection at customs. The Company is also aware that certain U.S. ophthalmologists are performing refractive procedures in the U.S. with so-called "homemade" excimer lasers that have not been the subject of any FDA-approved clinical testing. The Company believes that these lasers, which generally sell for less than the Company's Excimer Systems, are also adulterated within the meaning of the Federal Food, Drug and Cosmetic Act ("FDC Act"). These grey market laser systems and homemade laser systems are adversely affecting the Company's U.S. system sales. The Company believes that the FDA is investigating the parties involved in grey market and homemade laser activities, and is hopeful that regulatory action to curb these activities may be forthcoming, although there can be no assurance of such regulatory action. The users of the grey market laser systems and homemade laser systems are not licensed under patents held by Pillar Point Partners (a partnership formed by Summit and VISX) and have not been paying licensing fees. Accordingly, Pillar Point Partners is pursuing patent infringement litigation against certain of such users. In addition, the Company is pursuing litigation against certain other parties involved in grey market activities, including an importer, a service provider and certain ophthalmologists. There can be no assurance that these lawsuits will be successful in curbing the use of grey market and homemade lasers in the U.S., or that these systems will not proliferate. The FDA has granted an Investigational Device Exemption ("IDE") for at least one such system, and has indicated a willingness to grant IDEs to others.

         Uncertain Market Acceptance. The Company believes that its profitability and growth depend upon broad acceptance of LVC in the U.S. There can be no assurance that LVC will be broadly accepted by either the ophthalmic community or the general population as an alternative to existing methods of treating refractive vision disorders. The acceptance of LVC may be affected adversely by its cost (estimated to be between $1,250 and $2,000 per eye), concerns relating to its safety and efficacy, the lack of third party reimbursement for LVC, general resistance to surgery, the effectiveness of alternative methods of correcting refractive vision disorders, the lack of long-term follow-up data, the possibility of unknown side effects and the cost of the Company's Excimer Laser System. Promotional efforts by suppliers of products or procedures which are alternatives to LVC, including eyeglasses and contact lenses, some of whom may have greater resources than the Company, may also affect adversely the market acceptance of LVC. The Company believes a significant number of ophthalmologists and other potential laser system customers are continuing to evaluate the demand for LVC in the U.S. marketplace. Many of these potential customers have elected to defer acquisition of systems or have formed groups to share or acquire a single system. This contributed to weak laser system sales in the second quarter of 1996 and there can be no assurance it will not continue. Even if broad acceptance of LVC does occur, laser system sales may be negatively impacted by competition, patent disputes, changing technologies and delays in regulatory approvals. Participation in per-procedure royalties may





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be negatively impacted by challenges to Pillar Point Partners, the Company's patents and/or the investigation by the Federal Trade Commission (the "FTC") regarding Pillar Point Partners, VISX and the Company. The Company's failure to achieve broad market acceptance of LVC is likely to have a material adverse effect on the Company's business financial condition and results of operations.

         Uncertainty of New Business Venture. The Company's three LVC centers operating in the U.K. have incurred operating losses since their inception in 1992 and have been discontinued. During the second quarter of 1996, the Company had 14 Vision Correction Centers in operation (of which 10 were open at the beginning of the quarter). These Centers generated aggregate second quarter revenues of approximately $600,000 and all sustained operating losses. To date, the Company has opened 19 Vision Correction Centers in the U.S., all of which have sustained initial operating losses. The Company anticipates incurring significant ongoing expenses in connection with such Centers including marketing, public relations, leasing costs, personnel and training costs. As a result, the Company anticipates a loss for the year in the Vision Correction Centers. The success of the Vision Correction Centers will depend on the market acceptance of LVC. The Company has limited experience in the operation of such centers and the marketing of LVC directly to consumers. The Company believes establishment of the Vision Correction Centers has had, and may in the future have, a negative impact on the Company's relationship with certain ophthalmologists, who regard the Vision Correction Centers as a potential competitive threat.

         State and local laws and regulations relating to the Company's operation of the Vision Correction Centers, which vary significantly from state to state, may make it difficult or impossible for the Company to open or profitably operate Vision Correction Centers in certain jurisdictions. The Company currently does not anticipate opening Vision Correction Centers in every state. In order to comply with these diverse regulatory frameworks, the Company will be required to adopt varying strategies to establish and operate its Vision Correction Centers in different states, which will increase its costs of doing business. Any changes in the regulatory framework in any one or more states could cause delays in the Company's operation of the Vision Correction Centers in such states, or make continued operation unprofitable.

         Continued significant marketing and operating expenditures and lack of broad market acceptance of LVC in the U.S. could prevent the Vision Correction Centers from becoming profitable. There can be no assurance that the Vision Correction Centers will at any time become profitable. Failure of the Vision Correction Centers to become profitable may have a material adverse effect on the Company's business, financial condition and results of operations.

         Patent Concerns. There are a number of U.S. and foreign patents covering methods and apparatus for performing corneal surgery with excimer lasers and holmium lasers that are not owned by the Company. If patents held by others were considered valid and interpreted broadly in an adversarial proceeding, they could be deemed to cover one or more aspects of the Excimer Systems or the Company's holmium laser systems or their use to perform one or more procedures. While the Company either owns or has obtained from Pillar Point Partners a license to what it believes are the important U.S. LVC patents, there can be no assurance that the Company will not be subject to one or more claims for infringement.

         In the event one of the Company's products is adjudged to infringe a patent in a particular market with the likely consequence of a damage award, the Company and its customers may be enjoined from making, using and selling such products in such market or be required to obtain a royalty-bearing license, if available on acceptable terms. Alternatively, in the event a license is not offered, the Company might be required to redesign those aspects of the products held to infringe so as to avoid infringement. Any redesign efforts undertaken by the Company might be expensive and could necessitate review by the United States Food and Drug Administration ("FDA"). Furthermore, they could delay the reintroduction of the Company's products into certain markets, or may be so significant as to be impractical. If redesign





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efforts were impractical, the Company could be prevented from manufacturing and selling the infringing products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

         Failure to maintain the protection afforded by certain of the Company's patents and the patents licensed to the Company and VISX by Pillar Point Partners would have a material adverse effect on the Company's future revenues and earnings. Further, there can be no assurance that the Company's patents (or those licensed from Pillar Point Partners) will ultimately be found to be valid, or that the Company's patent rights (or those licensed from Pillar Point Partners) will deter others from developing substantially equivalent or competitive products. Even if an unlicensed competitor's products infringe upon the Company's patents or those of Pillar Point Partners, it may be costly to enforce such rights. An infringement action may require the diversion of funds from the Company's operations and may require management to expend effort that might otherwise be devoted to the Company's operations. Furthermore, there can be no assurance that the Company or Pillar Point Partners will be successful in enforcing its patent rights. Any failure by the Company or Pillar Point Partners to prevail in patent infringement actions against others, or any success by another company in enforcing a patent infringement claim against the Company, could have a material adverse effect on the Company's business, financial condition and results of operations.

         On August 29, 1995, the Company filed suit in the U.S. District Court for the District of Delaware against VISX for infringement of a certain U.S. patent with a priority date of 1985, which was purchased by the Company in 1993 ("the Azema Patent"). The Company is seeking damages for past infringement for all excimer lasers manufactured by VISX in the U.S. for use outside the U.S.
In addition, the Company is seeking to enjoin VISX from manufacturing and selling excimer lasers for any purpose other than U.S. clinical trials. On October 10, 1995, VISX filed an answer to the Company's complaint. There can be no assurance that the Company will prevail in this proceeding.

         On September 5, 1995, VISX sued the Company and eight Canadian ophthalmologists who use or have used the Company's Excimer System, in the Federal Court of Canada, Trial Division, asserting that the Excimer System infringed certain Canadian patents held by VISX. In such suit, VISX seeks, among other things, damages for past infringement and a permanent injunction preventing the Company and the other defendants from manufacturing, marketing, selling, using and inducing others to use the Excimer System in Canada. The Company believes that it has valid defenses to VISX's suit and intends to defend such action vigorously; however, there can be no assurance that the Company will be successful. The Company does not believe that the Canadian market is material to its business. There can be no assurance that additional patent infringement claims in the United States or in other countries will not be asserted against the Company, or, if asserted, that the Company will be successful in defending against such claims.

         Risks of Pillar Point Partners. There can be no assurance that the agreements between the Company and VISX relating to Pillar Point Partners will preclude patent disputes with VISX with respect to technology not included in Pillar Point Partners in the U.S. or with respect to any technology outside the U.S., or that the Company's activities will not infringe patents held by other parties. Under the agreements establishing Pillar Point Partners, the Company must pay Pillar Point Partners a royalty fee each time its Excimer System is used to perform LVC in the U.S., regardless of whether the Company performs the procedure. The Company intends to maintain contractual arrangements permitting it to collect such royalty fees from purchasers of its Excimer Systems, but there can be no assurance that it will be able to collect such fees. The Company and VISX have had disputes relating to Pillar Point Partners, including disputes concerning royalty payments that may be due from Summit. The Company and VISX have engaged in discussions in an attempt to resolve these disputes.

         On August 28, 1996, an affiliate of VISX, purporting to act on behalf of Pillar Point Partners, commenced a lawsuit against the Company in the United States District Court for the District of





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Massachusetts.  The suit alleges that the Company owes equipment royalties to
Pillar Point Partners of not less than $4.5 million together with interest, costs and attorneys' fees. The Company disagrees with these allegations and intends to contest them vigorously. However, there can be no assurance that the lawsuit will be resolved in the Company's favor or that an adverse judgment or settlement would not have a material adverse affect on the results of operations of the Company in the period in which it occurs.

         On October 13, 1995, the Company received notice that the FTC initiated an investigation to determine whether Pillar Point Partners, VISX, the Company or any of their predecessors, alone or in conjunction with others, is engaging or has engaged in any unfair methods of competition in violation of the Federal Trade Commission Act, relating to certain arrangements concerning patents on devices and procedures, and or/practices relating to the sale or distribution of certain ophthalmic surgical devices. The FTC issued a subpoena requiring the Company to produce certain materials and information relating to the subject matter of the investigation. In June 1996, a Texas ophthalmologist, Robert G. Burlingame, sued Pillar Point, VISX, the Company and certain affiliates of VISX and the Company in the Federal District Court for the Northern District of California alleging that the defendants have violated and are violating federal and state antitrust laws. The plaintiff seeks damages of an unspecified amount, treble damages, attorneys' fees and a permanent injunction against future violations. On September 5, 1996, a Nevada ophthalmologist, John R. Shepard, through his professional corporation, commenced a similar lawsuit against the same parties, in the same Court, alleging substantially similar claims and seeking substantially similar relief. Pillar Point has stated that it believes the California lawsuits are without merit. In forming Pillar Point Partners, the Company has taken measures to structure the partnership in a manner consistent with U.S. antitrust laws. The compliance of Pillar Point Partners with these laws may depend upon the activities of the partners, a determination of what constitutes the relevant market for purposes of such laws, the number and relative strength of competitors in such markets and numerous other factors, many of which are presently unknown or are beyond the control of Pillar Point Partners. There can be no assurance that the FTC's investigation will conclude that Pillar Point Partners complies with U.S. antitrust laws or that the California lawsuit will not result in a finding of liability. The Company is accordingly unable to predict whether or not, or when, any proceeding may be brought by the FTC following such investigation, or the scope of relief, if any, that may ultimately be ordered in the event that any such proceeding were determined adversely to the Company and/or Pillar Point Partners.

         In March 1995, Pillar Point Partners sued LaserSight, Inc. for patent infringement in the Federal District Court for Delaware. Although the suit is based on a patent licensed to Pillar Point Partners by VISX, the Company will share in the expenses of this litigation. In addition, the defendant, LaserSight, Inc., has entered a declaratory judgment counterclaim challenging Pillar Point Partners' ability to enforce its rights under one of its patents, which counterclaim asserts, among other things, that the alleged pooling of patents by Pillar Point Partners constitutes patent misuse. Any successful challenge to the structure and operation of Pillar Point Partners or to its patents could have a material adverse effect on the Company's business, financial condition and results of operations.

         Risks Associated with Lens Express. On May 15, 1996, the Company acquired Lens Express, Inc. ("Lens"), a mail order distributor of replacement contact lenses and related products to consumers. The operations of Lens could be adversely affected by certain risks beyond its control, including: (i) lack of consistent sources of supply, (ii) state regulations and (iii) competition from other contact lens providers. Because some contact lens manufacturers have refused to sell contact lenses directly to Lens, Lens must from time to time obtain product through indirect channels. There can be no assurance that Lens will continue to be able to obtain product through indirect channels at the times and in the quantities it requires. If Lens is unable to obtain product from indirect suppliers, or is forced to do so on unfavorable terms, Lens' sales and/or profitability could be adversely affected. Lens' operations are subject to numerous state laws and regulations concerning the dispensing of replacement contact lenses. While some states impose little or no specific regulation of mail order dispensing of replacement contact lenses, other states have stricter requirements, and one state prohibits mail order contact lens





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dispensing altogether. Burdensome regulatory requirements imposed by certain states, such as prohibiting dispensing of replacement lenses prior to receipt of a written prescription, make it more difficult and expensive for Lens to sell replacement contact lenses in such states. There can be no assurance that other states will not enact or impose laws or regulations that prohibit mail order dispensing of replacement contact lenses or otherwise impair Lens' ability to sell lenses and operate profitably. In addition, the contact lens dispensing industry is subject to intense competition. There can be no assurance that Lens Express will not lose market share to other contact lens providers electing to pursue a marketing strategy which, like that of Lens, emphasizes convenience and price, or to discount chains, wholesale clubs and other competitors.

         On October 26, 1992, Joseph Seriani brought suit against Lens and certain of its former shareholders in the Florida Circuit Court. The suit alleges violations of the Florida Civil Remedies for Criminal Practices Act - the Florida civil RICO statute - based on events which allegedly occurred in the mid-1980s. Seriani's claims against Lens have been dismissed several times for failure to state a viable claim, but in each instance with leave to amend and refile. On May 15, 1996, the date of the Company's acquisition of Lens, Seriani and his wife Rhonda Seriani filed, but have yet to serve on the Company, an amended complaint which includes the Company as an additional defendant. The amended Seriani complaint alleges, among other things, that the Company is liable for the alleged actions of the other defendants by virtue of its acquisition of Lens. The amended Seriani complaint seeks damages of an unspecified amount, treble damages and attorneys' fees. Lens' current motion to dismiss the suit is presently pending. The Company believes the Serianis' suit against the Company and Lens is without merit and intends to contest it vigorously.

         Safety and Efficacy Concerns.   Concerns with respect to the safety
and efficacy of the Company's Excimer System to perform LVC include predictability and stability of results. Potential complications and side effects include: post-operative discomfort (which can include pain, itching, tearing and dryness of the eye); corneal haze during healing (an increase in the light scattering properties of the cornea); glare/halos (undesirable visual sensations produced by bright lights); decreases in contrast sensitivity (which can lead to night vision difficulties); temporary increase in intraocular pressure and/or pupil enlargement in reaction to post-procedure medication; modest fluctuations in refractive capabilities during healing; modest decreases in best corrected vision (i.e., vision with corrective eyewear); unintended over- or under-corrections; disorders of corneal healing (including so-called "central islands"); corneal scars; corneal ulcers; induced regular or irregular astigmatism (which may cause blurred or double vision and/or shadow images); drooping of the eyelid; and iris inflammation. There can be no assurance that long-term follow-up data will not reveal additional complications that may have a material adverse effect on acceptance of LVC which in turn would have a material adverse effect on the Company's business, financial condition and results of operations.

         Possible Failure to Obtain Regulatory Approvals for Products. The Company's Excimer Systems and related disposables are regulated as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act ("FDC Act"). As such, these devices require premarket clearance or premarket approval ("PMA") by the FDA prior to commercialization in the U.S. The PMA approval process (and underlying clinical studies) is lengthy and uncertain and requires substantial commitments of the Company's financial resources and management's time and effort. Delays in obtaining or failure to obtain required regulatory approvals or clearances in the U.S. and other countries would prevent the marketing of the Excimer System and other devices and impair the Company's ability to generate funds from operations, which in turn would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to obtain premarket approvals or premarket clearances in the U.S. or certain foreign countries for intended uses of its Excimer Systems, or any of its other devices for which the Company seeks approvals or clearances.

         The Company believes that the Excimer System requires a PMA or PMA supplement for each of the surgical procedures which it is intended to perform, including PTK, LVC and Laser Assisted in situ





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
Keratomileusis ("LASIK"). The FDA may grant premarket approval with respect to a particular procedure performed with the Excimer System only when it is satisfied that the use of the device for that particular procedure is safe and effective. In granting premarket approval, the FDA may restrict the types of patients who may be treated, thereby limiting the market acceptance of the Excimer System. The FDA may grant approval of the Excimer System for use with certain procedures but not others. Modifications to a device that is the subject of an approved PMA, its labeling, or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. The Company has made certain minor manufacturing changes to the Excimer System since the device was approved by the FDA for PTK. Although the Company believes such changes are minimal and do not require the filing of a PMA supplement or prior approval by the FDA, there can be no assurance that the FDA would not require the Company to file a PMA supplement, which would result in additional costs and delays in marketing the modified device. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

         On September 15, 1995, the Company received an Approvable Letter from the FDA for the Company's PMA for use of the Excimer System in the U.S. to treat nearsightedness using LVC. The Approvable Letter contained the final conditions and product labeling requirements that the Company must satisfy prior to the FDA's approval of the PMA. The Approvable Letter also required the initiation of postmarket studies ("PMS") and surveillance. The data generated by the PMS studies will be reviewed by the FDA in determining whether future restrictions on device labeling are warranted. The Company received from the FDA an Approval Letter dated October 20, 1995 for the Company's PMA for use of the Excimer System in the U.S. to treat between 1.5D and 7.0D of myopia using LVC. The Approval Letter authorizes the Company to commercially distribute the device for its approved indications in the U.S. The Approval Letter also places certain restrictions on the use, labeling, promotion and advertising of the device and requires the Company to notify purchasers and users of these restrictions. The restrictions concern, generally, the use of the device only by trained practitioners, the information that must be provided to prospective patients, and the inclusion of specified indications, risks and benefits in all promotion and advertising for use of the Excimer System using LVC.

         The FDC Act authorizes any interested person to petition for administrative review of the FDA's decision to approve the Company's PMA application. Any such petition must be submitted by September 16, 1996. A petitioner may request either a formal FDA administrative hearing or a review of the PMA application and the agency's action by an independent advisory committee of experts. The petitioner must submit supporting data and information showing that there is a genuine and substantial issue of material fact for resolution through administrative review. After reviewing the petition, the agency decides whether to grant or deny the petition and publishes a notice of its decision in the Federal Register. If the FDA grants the petition, the notice will state the issue to be reviewed, the form of the review to be used, the persons who may participate in the review, the time and place where the review will occur, and other details. Challenges to an FDA approval of a PMA application since enactment of the Medical Device Amendments of 1976 on May 28, 1976 have been rare and, to the Company's knowledge, no PMA application has ever been revoked by the agency based on such a challenge. The Company is aware that at least one person has filed a petition with the FDA calling for reconsideration of the FDA's approval of the Company's PMA for its Excimer System as described above. If the FDA were to grant such a petition, the Company could continue to market the device during the agency's deliberations. If, however, the FDA, after a hearing, were to revoke its approval of the Company's PMA application, the Company would be required to cease marketing the device. Such an FDA action would have a material adverse effect on the Company's business, financial condition, and results of operations.

         The Company has obtained FDA approval to conduct several additional studies involving subsets of patients under the Company's IDEs for LVC. The Company received FDA approval to initiate Phase III toric astigmatism trials on April 12, 1996 and these U.S. clinical trials are now under way. In addition, the Company is engaged in ongoing U.S. trials of its emphasis(R) erodible mask, a single-use polymer disc developed by the Company to perform LVC ("Erodible Mask"). There can be no assurance that the device will be shown to be safe and effective, or that it will be approved or cleared by FDA or foreign bodies, for the intended uses for which it is being investigated.

         In June 1992, the Company was granted 510(k) premarket clearance for its holmium laser system ("Holmium System") and a related disposable hand-held probe for performing Laser Sclerostomy ("LS"). In June 1993, the Company was granted premarket clearance for a second hand-held tip for performing LS. If the Company makes any modification to its cleared Holmium System or probes that constitutes a major change to the intended use of the device or that could significantly affect the safety or effectiveness of the device, the Company will be required to file a new 510(k), or potentially a PMA, for the modification. The Company believes that PMA approval is necessary to market the Holmium System for performing Laser Thermal Keratoplasty ("LTK"). The Company received approval from the FDA to conduct IDE studies of the Holmium System using LTK to treat hyperopia and astigmatism, but has elected to discontinue these studies.

         Any products manufactured or distributed by the Company pursuant to a premarket clearance notification or PMA are or will be subject to pervasive and continuing regulation by the FDA. The FDC Act also requires the Company to manufacture its products in registered establishments and in accordance with its Good Manufacturing Practices ("GMP") regulations and to list its devices with FDA. The Company's facilities in the U.S. and Ireland are subject to periodic GMP inspections by the FDA. These regulations impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. The FDA has proposed changes to the GMP regulations which will likely increase the cost of compliance with GMP requirements. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, denial or withdrawal of premarket clearance or approval of devices, recommendation by the FDA that the Company may not be allowed to enter into government contracts and criminal prosecution. The FDA also has the authority to request the repair, replacement or refund of the cost of any device manufactured or distributed by the Company. The Company believes its relations with the FDA are good. However, there can be no assurance that the departures from the Company of David F. Muller and Kimberley A. Doney (see "Subsequent Events"), who were responsible for the Company's relations with the FDA, will not adversely affect the Company's ability to accomplish its regulatory goals. Changes in the existing regulatory environment, changes in existing regulatory requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations. All lasers manufactured by the Company are subject to the Radiation Control for Health and Safety Act administered by the Center for Devices and Radiological Health of the FDA which imposes record keeping, reporting and safety requirements on manufacturers of lasers.

         Furthermore, the introduction of the Company's products in foreign countries may require obtaining foreign regulatory clearances. Sales of the Company's products are currently unrestricted in approximately 40 countries. Sales of the Company's laser systems are limited in several countries in addition to the U.S., including Japan and Mexico. There can be no assurances that the Company will be able to obtain regulatory clearances for its products in the U.S. or foreign markets.

         Manufacturing Concerns. The Company currently purchases certain components used in the manufacture of the Excimer Systems from only one of the available suppliers. If such supplier were to cease providing components to the Company, the Company would be required to locate and contact with a substitute supplier, and there can be no assurances that such substitute supplier could be located in a timely manner, or could provide required components on commercially reasonable terms. A failure to increase production volumes in a cost-effective or timely manner, or any interruption in the manufacturing of Excimer Systems, would have a material adverse effect on the Company's business, financial condition and results of operations.

         Potential Liability Claims and Uninsured Risks; Limited Insurance. The testing and use of human health care products entails an inherent risk of physical injury to patients and physicians, and exposes the manufacturer to potential product liability and other damage claims. In addition, the Company's products include high voltage power supplies. While the Company maintains product liability insurance with coverage of $5.0 million per occurrence and an annual aggregate maximum of $5.0 million, as well as liability coverage of $10 million per occurrence for its Vision Correction Centers, with an aggregate annual maximum of $10 million, and $2 million of liability coverage for Lens, there can be no assurance that any product liability claim assessed against the Company would not exceed its insurance coverage. There can be no assurance that adequate product liability insurance will continue to be available, either at existing or increased levels of coverage, on commercially reasonable terms, if at all, and that the Company's existing insurance will be adequate to cover any future claims that may be made. Even if a claim against the Company is covered by insurance, the costs of defending a product liability, malpractice, negligence or other action, and/or the assessment of damages in excess of insurance coverage, could have a material adverse effect on the Company's business, financial condition and results operations.

         Volatility of Stock Price. The market price of the Company's Common Stock historically has been volatile. Factors such as announcements of technological innovations or new products by the Company or its competitors, changes in domestic or foreign governmental regulations or regulatory approval processes, developments or disputes relating to patent or proprietary rights and public concern as to the safety and efficacy of the procedures for which the Excimer System is used, has and may continue to have a significant impact on the market price of the Common Stock. Moreover, the possibility exists that the stock market (and in particular the securities of technology companies such as the Company) could experience extreme price and volume fluctuations unrelated to operating performance.

         Certain Anti-takeover Provisions of the Company's Charter and By-Laws. The Company's Articles of Organization and By-Laws, as well as certain state statutes, contain provisions that could have the effect of discouraging persons from pursuing a non-negotiated takeover of the Company and preventing certain changes of control. The Company's Articles of Organization and By-Laws fix the number of directors at five and provide for the election of directors to staggered, three-year terms. The Company has authorized 5,000,000 shares of preferred stock, $.01 par value, which could be issued with rights senior to the Common Stock and once issued would impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. In addition, the Company has adopted a shareholders' rights plan providing for discount purchase rights to the holders of Common Stock upon certain acquisitions of the Company's Common Stock. These provisions, together with the shareholders' rights plan, may discourage a third party from attempting to acquire control of the Company and may lower the price that an investor may be willing to pay for shares of the Company's Common Stock.

         Shareholder Securities Law Class Action Litigation. Between August 2, 1996 and September 26, 1996, ten actions were commenced against the Company and, in some instances, against certain of its officers in the United States District Court for the District of Massachusetts. The actions are the following:

         Pearl v. Summit Technology, Inc. et al., Civil Action No. 96-11589-JLT Locke et al. v. Summit Technology, Inc. et al., Civil Action No. 96-11633-JLT
         Kaliser et al. v. Summit Technology, Inc. et al., Civil Action No. 96-11647-JLT

         Kleiman v. Summit Technology, Inc. et al., Civil Action No.
         96-11648-JLT
         Raphael v. Summit Technology, Inc. et al., Civil Action No.
         96-11664-JLT
         Grover v. Summit Technology, Inc. et al., Civil Action No.
         96-11731-JLT
         Shear et al. v. Summit Technology, Inc. et al., Civil Action No. 96-11747-JLT
         Kaye v. Summit Technology, Inc., et al., Civil Action No. 96-11809-JLT Markewich et al. v. Summit Technology, Inc., et al., Civil Action No. 96-11845-JLT
         Teachers' Retirement System of Louisiana v. Summit Technology, Inc., et al., Civil Action No.96-11899 JLT

Copies of the complaints in these actions are filed as Exhibits to the Registration Statement of which this Prospectus is a part.

         Plaintiffs in these actions claim to have been purchasers of the Company's common stock at various times between August, 1995 and July, 1996. Plaintiffs claim violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 arising out of allegedly false and misleading public statements made by the Company or its officers which plaintiffs allege artificially inflated the market price of the Company's stock. Plaintiffs claim that these public statements made material misrepresentations of fact, or failed to disclose material information necessary to make statements made not misleading, concerning a wide variety of matters -- including, for example, the alleged inflation of the Company's publicly reported revenues and earnings through the sale of laser systems for uses beyond FDA approval; the alleged obtaining of FDA approval, for the Company's Excimer System on the basis of flawed clinical data, the alleged adverse side effects of use of the Company's laser products, the alleged size of the market for LVC systems and procedures in the United States, the alleged competitive position (including cost, quality and safety) of the Company's Excimer System compared with excimer systems under development or sold by competitors, and the alleged position of LVC procedures compared with competitive procedures for vision correction. Among the statements which plaintiffs claim to have been misleading or to have unlawfully omitted material information are statements contained in a number of the Company's filings with the SEC pursuant to the reporting and other requirements of the Securities Exchange Act of 1934 or other provisions of federal securities laws. Such filings include:

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994

         The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995

         The Company's Preliminary Registration Statement on Form S-3 dated September 19, 1995

         The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995

         The Company's Registration Statement on Form S-3 dated October 23,
         1995

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995

         The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996

         The Company's Preliminary Registration Statement on Form S-3 dated May 15, 1996.

Certain of the foregoing filings with the Securities and Exchange Commission are incorporated by reference in this Prospectus and the Registration Statement of which it is a part (see, "Incorporation Of Certain Documents By Reference").

         In addition, in one action plaintiff claims violations of Section 20A of the Securities Exchange Act of 1934 by certain officers of the Company due to sales of common stock of the Company while allegedly in the possession of material non-public information.

         The Company expects that all of these actions will be consolidated by the Court. If the cases are consolidated, the Company expects that plaintiffs will file a single consolidated complaint which may restate, modify, delete, or supplement the claims asserted in the nine individual actions.

         Plaintiffs seek certification of these actions as class actions, purportedly on behalf of all purchasers of the Company's common stock, other than defendants, during certain periods of time beginning as early as March 31, 1995 and running through July 4, 1996 in the case of claims under Sections 10(b) and 20(a) and for the period of time between November 30, 1995 and May 10, 1996 in the case of claims under Section 20A. Plaintiffs seek unspecified damages, interest, costs and expenses.

         The Company believes that the allegations in these complaints are without merit, and it intends to defend the actions vigorously. There can be no assurance that the Company will not be served with additional complaints of a similar nature in the future, that the Company will ultimately prevail in the pending or any further actions, or that the actions, individually or in the aggregate, will not have a material adverse effect on the Company.

         Other Matters. On September 5, 1996, David F. Muller, the Company's Chairman and Chief Executive Officer, was terminated from all positions with the Company and its subsidiaries. D. Verne Sharma, the Company's President, was elected interim Chief Executive Officer. There can be no assurance that disputes will not arise between Dr. Muller and the Company relating to his termination or that, if such disputes were to occur, they could be resolved without litigation.

         Kimberley A. Doney, the Company's Executive Vice President for Quality, Regulatory and Clinical Affairs, has resigned from the Company effective September 30, 1996. Andrew J. Jones, the Company's Vice President of Manufacturing, has resigned from the Company effective October 4, 1996. The Company depends to a significant extent on certain key management, technical and other personnel, and the departure of one or more of such key individuals could have a material adverse effect on the Company. The foregoing departures and other recent events may also have an unsettling effect on the Company's remaining workforce. There can be no assurance that these developments will not result in further employee attrition or that, if such attrition were to occur, it would not have a material adverse effect on the Company.

         The Company has had disputes with a firm it retained to assist in the promotion of LVC in the U.S. and the parties are presently negotiating a consensual cancellation of the contract. However, there can be no assurance that the disputes will be resolved without litigation or that an adverse judgment or settlement would not have a material adverse effect on the results of operations of the Company in the period in which it occurs.

         The Company believes that the federal government has conducted, or may be conducting, one or more investigations into the facts and circumstances surrounding the delivery in November, 1995 to David F. Muller, the Company's former CEO and Chairman, of a package that apparently included confidential FDA documents. The Company has cooperated and intends to cooperate with any such investigation to the extent its cooperation is or has been requested by any appropriate government agency. There can be no assurance that any such investigation will result in any conclusive findings, that any conclusive findings will not entail a determination of culpability on the part of the Company, or that further government action will not have a material adverse effect on the Company, including, for example, a material adverse effect on the Company's relationship with the FDA.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, on payment of prescribed charges. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission, and the exhibits relating thereto, which have been filed with the Commission. Copies of the Registration Statement and the exhibits are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or examined without charge at the public reference facilities of the Commission described above.

         No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company, the Selling Stockholders set forth under "Selling Stockholders" or any underwriter. This Prospectus relates solely to the Common Stock and it may not be used or relied on in connection with any other offer or sale of securities of the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall under any circumstance imply that the information herein is correct as of any date subsequent to the date hereof.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously or simultaneously filed with the Commission by the Company are incorporated herein by reference and made a part hereof:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

         (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996.

         (c) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.

         (d)     The Company's Current Report on Form 8-K dated May 24, 1996.

         (e)     The Company's Current Report on Form 8-K/A dated July 30,
                 1996.

         (f) The description of the Company's Common Stock, contained in the Company's Registration Statement on Form 8-A dated May 16, 1988, including any amendment or report filed for the purpose of updating such description.

         Certain of the foregoing documents have been specifically identified in one or more complaints filed in the United States District Court for the District of Massachusetts between August 2, 1996 and September 12, 1996, as allegedly containing materially misleading statements or as unlawfully omitting to disclose material information in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. See, Shareholder Securities Law Class Action Litigation, above. Those documents are the following:

                 The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

                 The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996.

         All documents subsequently filed by the Registrant pursuant to Section 13(a), Section 13(c), Section 14 and Section 15(d) of the Exchange Act after the date of this Prospectus prior to the termination of the offering shall be deemed incorporated herein by reference from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated by reference herein, modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this Prospectus, other than exhibits to such documents. Such documents may be obtained by writing to Summit Technology, Inc., 21 Hickory Drive, Waltham, Massachusetts 02154, Attention: Corporate Clerk, or by calling (617) 890-1234.


                                  THE COMPANY

         The Company is a worldwide leader in the development, manufacture and sale of ophthalmic laser systems designed to correct common refractive vision disorders such as nearsightedness, farsightedness and astigmatism. On October 20, 1995, the Company's Excimer System became the first excimer laser system in the world to be approved by the Food and Drug Administration for commercial sale in the United States for laser correction of nearsightedness. Use of the Company's Excimer System to treat astigmatism and farsightedness has not been approved by the FDA.

        The Company's current strategy is to become an integrated vision correction business by (i) manufacturing and selling laser systems and related products to correct vision disorders; (ii) participating in per procedure royalties from its ownership in Pillar Point Partners; (iii) operating vision correction centers; and (iv) selling contact lenses and related products. The Company believes that this strategy will position it to participate in revenues derived from the sale of Excimer Systems and revenues generated from laser correction of nearsightedness. There can be no assurance, however, that the Company will be successful in achieving these goals. The Company is evaluating its operations and strategies, which may result in the total or partial disposition of one or more of the Company's businesses, or the acquisition by the Company of one or more additional businesses.

                               SUBSEQUENT EVENTS

         On July 11, 1996, the Company announced the consolidation of its laser manufacturing operations into its Cork, Ireland facility and the elimination of approximately 55 jobs, roughly 9% of the Company's consolidated worldwide workforce. The Company announced that it would be taking a one-time restructuring charge of $500,000 in the second quarter of 1996.

         On May 15, 1996, the Company acquired Lens, a leading mail order distributor of replacement contact lenses and related products to retail consumers in the United States, in exchange for 1,708,500 shares of newly issued Company Common Stock. Lens divides its business into three primary areas: retail, wholesale and group sales. Retail sales consist of new orders of contact lenses, reorders of contact lenses, program sales, sales of eye care solutions, lens case sales, sunglass sales, membership sales and shipping and handling fees. Wholesale sales are made to pharmacies and similar retail outlets and consist of sales of contact lenses, sales of eye care solutions and shipping and handling fees. In addition, in the wake of increasing employee health care costs, Lens has begun to market certain of its eye care programs to large employer groups as a cost effective alternative to more traditional vision indemnity programs. Retail and group sales consisted of over 97% of total sales in 1995. Expenses associated with the acquisition of Lens contributed to a loss for the second quarter of 1996.


                                USE OF PROCEEDS

         The Company will not receive any of the proceeds of the Common Stock offered hereunder by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The Selling Stockholders have acquired the 1,708,500 shares of Common Stock offered hereby from the Company pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Summit Acquisition Corporation, a wholly-owned subsidiary of the Company, Creslin Limited, Mordechai Golan, Menderes Akdag, Huseyin Kizanlikli and Lens Express, pursuant to which Lens Express became a wholly-owned subsidiary of the Company. The Company may from time to time supplement or amend this Prospectus, as required, to provide other information with respect to the Selling Stockholders.

         Except as set forth in this paragraph, none of the Selling Stockholders has held any position or office with, been employed by, or otherwise had a material relationship with the Company, or any of its predecessors or affiliates, other than as stockholders and creditors of Lens. Mr. Akdag has held the positions of Chief Executive Officer, Treasurer and Secretary of Lens, and continues to serve as its President. Mr. Golan has held the positions of director and Chairman of the Board of Directors of Lens and performed, and continues to perform, services for Lens as a licensed optician, and Mr. Kizanlikli has held the positions of director and Vice Chairman of the Board of Directors of Lens. In addition, Mr. Akdag has held the positions of director and President of Call Mart, Inc., a wholly owned subsidiary of Lens, and continues to serve as its President, and Mr. Golan has held the positions of director, Treasurer and Secretary of Call Mart, Inc.

         The following table sets forth certain information regarding ownership of the Company's Common Stock by the Selling Stockholders. Because the Selling Stockholders may offer all or part of the Common Stock which they hold pursuant to the offering contemplated by this Prospectus and because their offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of the Common Stock that will be held by Selling Stockholders upon termination of this offering.

                                       NUMBER OF SHARES OF                                      NUMBER
                                           COMMON STOCK              PERCENTAGE OF             OF SHARES
       SELLING SECURITYHOLDER           BENEFICIALLY OWNED         OUTSTANDING SHARES      OFFERED HEREBY(1)
       ----------------------          -------------------         ------------------      -----------------
Mordechai Golan                              854,045                     2.92%                  854,045
7792 Travelers Tree Drive
Boca Raton, FL 33433
Creslin Limited                              852,114                     2.91%                  852,114
P.O. Box 535
Albert House, South Esplanade
St. Peter Port
Guernsey GY1 6HA
Menderes Akdag                                 427                       .001%                    427
298 NE 6th Street
Boca Raton, FL 33432
Huseyin Kizanlikli                            1,914                      .007%                   1,914
3200 N. Port Royal Drive
#1011
Ft. Lauderdale, FL 33308

         (1) Of the total number of shares hereby offered by each Selling Shareholder, 10% of the shares are held in escrow pursuant to the terms of Merger Agreement.


                              PLAN OF DISTRIBUTION

         The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock offered hereby. Any or all of the shares of Common Stock may be sold from time to time (i) to or through underwriters or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale.

         The shares of the Common Stock offered hereby (the "Shares") may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated prior to the sale. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by an agreement between the Selling Stockholders and underwriters or dealers. Brokers or dealers acting in connection with the sale of Common Stock contemplated by this Prospectus may receive fees or commissions in connection therewith.

         At the time a particular offer of Common Stock is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Common Stock purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders and any person participating in the distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any such other person.

         In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Common Stock may not be sold unless its has been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available.

         The Shares are offered pursuant to Section 15 of the Merger Agreement which states that the Company will maintain the effectiveness of the Registration Statement until the earlier of (i) such time as all of the Shares have been disposed of in accordance with the intended methods of disposition set forth in the Registration Statement and (ii) two years after the closing under the Merger Agreement. In the event that any Shares remain unsold at the end of such period, the Company may file a post-effective amendment to the Registration Statement for the purpose of removing such Shares from registered status.

         The Company has agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities arising under the Securities Act.


                                 LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon by Ropes & Gray, Boston, Massachusetts.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF DISTRIBUTION

SEC Registration Fee                                              $9,979.00

Nasdaq National Market Listing Fee                               $17,500.00

Blue Sky Fees and Expenses*                                           $0.00

Legal Fees and Expenses*                                         $10,000.00

Printing Expenses*                                                $5,000.00

Accounting Fees and Expenses*                                     $3,000.00

Miscellaneous*                                                    $1,521.00

Total Expenses                                                   $47,000.00

- ---------------
* Estimated


ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 67 of the Massachusetts Business Corporation Law sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability that they may incur in their capacity as such.
Section 67 of the Massachusetts Business Corporation Law provides as follows:

         Indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by (i) the articles of organization or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

         No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

         The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

         A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

         The Company's Articles of Organization provide that directors are not liable to the Company or its shareholders for monetary damages for breach of fiduciary duty except for: (a) any breach of the director's duty of loyalty to the Company or its shareholders; (b) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law; (c) under the Massachusetts Business Corporation Law provisions imposing joint and several liability for improper distributions to shareholders or loans to officers or directors; (d) transactions from which a director derived an improper personal benefit; or (e) for any act or omission occurring prior to the effective date of such provision.

         The Company's By-Laws require the Company to indemnify all officers, directors, employees and agents of the Company against all liabilities and expenses they may incur on account of all actions threatened or brought against them by reason of their services to the Company. No indemnification is provided for any person with respect to any matter as to which such person has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company.
The Company maintains a director's and officer's liability insurance policy in the aggregate amount of $3,000,000 on behalf of its directors and officers.
The insurance policy expires on October 28, 1996, unless renewed or earlier terminated.

         For the undertaking with respect to indemnification, see Item 17 herein.


ITEM 16.     EXHIBITS

   Exhibit
   Number    Title of Exhibit
   -------   ----------------
      5.1    Opinion of Ropes & Gray  re: legality

     23.1*   Consent of KPMG Peat Marwick LLP

     23.2 Consent of Ropes & Gray (to be included in the opinion filed as Exhibit 5.1)

     24.1* Power of Attorney (to be included as part of signature page filed herewith)

- ---------------
* Previously filed.

ITEM 17.   UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes:

                 1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 27th day of September, 1996.


                                        SUMMIT TECHNOLOGY, INC.


                                        By:/s/ D. Verne Sharma
                                           -----------------------------------
                                           D. Verne Sharma
                                           President and Chief Executive Officer

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    SIGNATURE                        TITLE                            DATE

/s/ D. Verne Sharma           President and Chief            September 27, 1996
- --------------------          Executive Officer
D. Verne Sharma



/s/ Rajiv P. Bhatt            Treasurer and Chief            September 27, 1996
- --------------------          Financial Officer
Rajiv P. Bhatt


/s/ Jeffrey A. Bernfeld       Director                       September 27, 1996
- -----------------------
Jeffrey A. Bernfeld


/s/ Richard F. Miller         Director                       September 27, 1996
- ---------------------
Richard F. Miller


/s/ John A. Norris            Director                       September 27, 1996
- --------------------
John A. Norris


/s/ Richard M Traskos         Director                       September 27, 1996
- ---------------------
Richard M. Traskos

                                 EXHIBIT INDEX



   Exhibit
   Number    Title of Exhibit
   -------   ----------------
     5.1     Opinion of Ropes & Gray re: legality

    23.1*    Consent of KPMG Peat Marwick LLP

    23.2 Consent of Ropes & Gray (to be included in the opinion filed as Exhibit 5.1)

    24.1* Power of Attorney (to be included as part of signature page filed herewith)

- ---------------
* Previously Filed.